UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 26, 2007
Four Oaks FinCorp, Inc.
(Exact name of registrant as specified in its charter)
North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6114 U.S. 301 South - Four Oaks, NC 27524
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  919-963-2177

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

          On March 26, 2007, the Compensation Committee (the "Committee") of the Board of Directors of Four Oaks Fincorp, Inc. (the "Company") amended and restated the Severance Compensation Agreement dated October 10, 1994 between the Company's wholly-owned subsidiary, Four Oaks Bank & Trust Company (the "Bank"), and W. Leon Hiatt, III, the Company's Executive Vice President and Chief Administrative Officer.  Prior to the amendment and restatement, the agreement provided that in the event a change in control of the Bank occurs and Mr. Hiatt's employment is terminated thereafter, he would be entitled to receive a cash severance payment equal to one and one-half (1 1/2) years' salary based upon his then most recent annual compensation and the amount of his most recent annual bonus at the time of termination.  In addition, prior to the amendment and restatement, the agreement entitled Mr. Hiatt to participate in all life insurance, health, accidental death and dismemberment, and disability plans or programs ("Benefits") in which Mr. Hiatt participated immediately prior to termination for eighteen (18) months after the date of his termination or unless and until he obtained other full-time employment.  To align Mr. Hiatt's severance benefits with those of the Company's other named executive officers, the Committee amended and restated the agreement to provide for a cash severance payment equal to two (2) years' salary and to extend the Benefits' coverage to twenty-four (24) months.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibits
EX-10.1	Amended and Restated Severance Compensation Agreement, dated as of March 26, 2007, between the Bank and W. Leon Hiatt, III

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Four Oaks FinCorp, Inc.
Date: March 27, 2007	By:	/s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr. President & Chief Executive Officer